Exhibit 5.1

June 29, 2006

UniFirst Corporation

68 Jonspin Road

Wilmington, MA 01887

Re: Securities Being Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for UniFirst Corporation, a Massachusetts corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of (i) a Registration Statement on Form S-3, Registration No. 333-134373 (the “Initial Registration Statement”), and (ii) a second Registration Statement on Form S-3 to be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “462(b) Registration Statement”, and together with the Initial Registration Statement, the “Registration Statement”). This opinion letter is furnished to you in connection with your filing of the 462(b) Registration Statement, pursuant to which the Company is registering 300,000 of its shares (the “Shares”) of common stock, $0.10 par value per share. Any portion of the Shares may be sold by the Company or by certain selling stockholders referred to in the Registration Statement under “Selling Stockholders”.

For purposes of the opinion expressed below, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and statements of officers or representatives of the Company.

The opinion expressed below is limited to the Massachusetts Business Corporation Act (which includes applicable provisions of the Constitution of the Commonwealth of Massachusetts and reported judicial decisions interpreting the Massachusetts Business Corporation Act and the Constitution of the Commonwealth of Massachusetts).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and (i) in the case of Shares which have been issued and delivered, are validly issued, fully paid and non-assessable, and (ii) in the case of Shares which have not been issued and delivered as of the date hereof, upon issuance and delivery, against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP